                            CITYSCAPE FINANCIAL CORP.

Exhibit 11.1

                        COMPUTATION OF EARNINGS PER SHARE


                                                                        THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                       1999                 1998 (1)
                                                                       ----                 --------
Net earnings (loss)                                                $  3,350,946          ($51,182,399)
Less:  Preferred stock dividends                                             --             1,570,356
Less:  Preferred stock default payments                                      --             3,016,774
                                                                   ------------          ------------
NET EARNINGS (LOSS) APPLICABLE TO COMMON STOCK                        3,350,946           (55,769,529)

ADJUSTMENT TO NET EARNINGS (LOSS):
   Add:  After-tax interest expense from Convertible
                Debentures                                                   --                    --
         Preferred stock dividends                                           --                    --
                                                                   ------------          ------------
   TOTAL ADJUSTMENTS                                                         --                    --
                                                                   ------------          ------------

ADJUSTED NET EARNINGS (LOSS) APPLICABLE TO COMMON STOCK            $  3,350,946          ($55,769,529)
                                                                   ============          ============

WEIGHTED AVERAGE COMMON SHARES                                       64,878,969            47,578,738

Effect of dilutive securities:
     Warrants                                                                                      --
     Stock options                                                                                 --
     Convertible preferred stock                                                                   --
     Convertible Debentures                                                                        --
                                                                   ------------          ------------

ADJUSTED WEIGHTED AVERAGE COMMON SHARES                                  NMF(2)            47,578,738
                                                                   ============          ============

NET EARNINGS (LOSS) PER COMMON SHARE:
  BASIC                                                            $       0.05          ($      1.17)
                                                                   ============          ============
  DILUTED                                                                NMF(2)          ($      1.17)
                                                                   ============          ============

(1) For the three months ended March 31, 1998, the incremental shares from assumed conversions are not included in computing the diluted share amounts because their effect would be antidilutive since an increase in the number of shares would reduce the amount of loss per share.

(2) For the three months ended March 31, 1999, diluted EPS is not a meaningful figure ("NMF") due to the fact that the number of shares computed on a diluted basis would exceed the shares authorized and if the Amended Plan is confirmed by the Bankruptcy Court as contemplated, the potential dilutive shares include convertible securities that under the terms of the Amended Plan would be extinguished. See Note 3, "Chapter 11 Proceedings".